Exhibit 21 List of  Subsidiaries of Nord Pacific Ltd.

Name	Governing Jurisdiction	Principal Office
Hicor Corporation	Delaware, USA	Albuquerque, NM
Nord Australex Nominees
(PNG) Ltd.	PNG	Sydney, Australia
Simberi Gold Ltd.	PNG	Sydney, Australia
Nord Australex Nominees
Pty. Ltd.	Australia	Sydney, Australia
Nord Australex (PNG) Ltd.	PNG	Sydney, Australia
Minera Nord Pacifica
de Mexico, S.A. de C.V.	Mexico	Albuquerque, NM
Nord Australex Exploration (PNG)
Trust	PNG	Sydney, Australia
Nord Australex Exploration
(Australia) Trust	Australia	Sydney, Australia